[PPL CORPORATION LETTERHEAD APPEARS HERE]

                                                                  Exhibit 5(a)











                                                              February 3, 2004



PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

Ladies and Gentlemen:

          I am Senior Counsel of PPL Services Corporation, a subsidiary of PPL Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the "Company"), and, as such, am familiar with the affairs of the Company.

          With respect to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the registration by the Company of 6,500,000 shares of its Common Stock (the "Shares"), par value $0.01 per share, to be issued from time to time in connection with awards made by the Company under its Incentive Compensation Plan and Incentive Compensation Plan for Key Employees (the "Plans"), I wish to advise you as follows:

          I am of the opinion that the Company is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.

          I am further of the opinion that the Shares will be legally issued, fully paid and nonassessable when they have been issued in accordance with the Plans.

          I hereby consent to the use of this opinion as an exhibit to said Registration Statement. I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5(b) to said Registration Statement.

                                                     Very truly yours,



                                                     /s/ Thomas D. Salus